Exhibit 2.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of January 3, 2023 (“Effective Date”), by and among Metal-Fab, Inc., a Kansas corporation (the “Company”), the Persons listed as “Sellers” on the signature page hereof (each a “Seller” and collectively, “Sellers”), David Shannon, solely in his capacity as the representative of the Sellers (the “Sellers’ Representative”) and OS Holdings, Inc., an Ohio Corporation (“Buyer”), a wholly owned subsidiary of Olympic Steel, Inc., an Ohio corporation (“Parent”). The Company, Sellers, Sellers’ Representative, and Buyer may each be referred to in this Agreement as a “Party,” and collectively as the “Parties.”

RECITALS

A.     Sellers own all of the issued and outstanding shares of Class A and Class B common stock, each with a par value of $1.00 (the “Shares”), of the Company;

B.     Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

C.     The Parties intend that Buyer’s purchase of the Shares from Sellers be treated for federal Tax purposes (and applicable state and local Tax purposes) as an acquisition of the assets of the Company, and shall file elections under Section 338(h)(10) of the Code with respect to the same.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms have the meanings specified or referred to in Schedule A.

ARTICLE II

PURCHASE AND SALE

Section 2.01   Purchase and Sale. Subject to the terms and conditions set forth herein, Sellers hereby sell to Buyer, and Buyer hereby purchases from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. Subject to any adjustment(s) set forth in this Agreement, the   aggregate  purchase   price   for   the   Shares   (the  “Purchase  Price”)  shall   equal  (a) $131,000,000.00, plus (b) the Estimated Closing Cash. The Purchase Price will be paid pursuant to Section 2.03 and allocated (for tax purposes) in accordance with Section 6.05(b).

Section 2.03     Closing Transactions.

(a)        At the Closing, Buyer shall pay the following amounts, in immediately available funds:

(i)     To the holders of all Company Indebtedness, the amount required to pay in full and discharge all such Indebtedness;

(ii)     To the appropriate recipients thereof, the amounts necessary to pay all Transaction Expenses due as of the Effective Time, pursuant to instructions to be provided by the Sellers’ Representative;

(iii)     $491,250.00 (the “Escrow Amount”), to the Escrow Agent, to be held or disbursed in accordance with the terms of the Escrow Agreement, plus any amounts payable to the Escrow Agent for performing its services pursuant to the Escrow Agreement;

(iv)     Any unpaid costs or expenses related to the Tail Policies which are then due, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy which remain unpaid (the parties agreeing that if such amounts due not become due until after Closing, the Buyer shall pay, or cause the Company to pay, such amounts following Closing, as/when they become due, instead of at Closing); and

(v)     Any unpaid costs or expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy which remain unpaid.

(b)        At the Closing, Buyer shall deliver to Sellers:

(i)     Two Promissory Notes (the “Purchase Price Notes”), which shall be in the aggregate principal amount (the “Closing Payment”) equal to (A) the Purchase Price, less (B) the amount of Company Indebtedness paid by Buyer pursuant to Section 2.03(a)(i), less (C) the amount of Transaction Expenses paid by Buyer pursuant to Section 2.03(a)(ii), less (D) the Escrow Amount, less (E) fifty percent (50%) of the total costs or expenses paid by the Buyer in relation to the R&W Insurance Policy (including the premium and underwriting costs, brokerage commissions, and other fees and expenses of such policy), less (F) fifty percent (50%) of the total costs or expenses paid or to be paid by the Buyer in relation to the Tail Policies (including the premium and underwriting costs, brokerage commissions, and other fees and expenses of such policy), less (G) fifty percent (50%) of the amounts paid by Buyer to the Escrow Agent for performing its services pursuant to the Escrow Agreement;

(ii)     Any consents, authorizations, orders, and/or approvals (needed to consummate the transactions contemplated by this Agreement) from those Governmental Authorities or third parties set forth on Section 2.03(b)(ii) of the Disclosure Schedules;

(iii)    A copy of the bound R&W Insurance Policy, in form and substance satisfactory to Buyer and Sellers’ Representative;

(iv)     Binders for the Tail Policies;

(v)     A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(vi)     A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder;

(vii)     A Guaranty Agreement, duly executed by Parent, pursuant to which Parent guarantees all of Buyer’s obligations under the Purchase Price Notes; and

(viii)    Such other documents or instruments as Sellers’ Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c)        At the Closing, Sellers and/or Sellers’ Representative shall deliver to Buyer:

(i)       stock  certificates  evidencing  the  Shares,  free  and  clear  of  all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)       Written resignations, effective as of the Closing Date, of the officers and directors of the Company set forth on Section 2.03(c)(ii) of the Disclosure Schedules/requested by Buyer at least five (5) Business Days prior to the Closing;

(iii)     Any consents, authorizations, orders, and/or approvals (needed to consummate the transactions contemplated by this Agreement) from those Governmental Authorities or third parties set forth on Section 2.03(c)(iii) of the Disclosure Schedules;

(iv)     Copies of employment agreements and non-trading agreements between Buyer and each of those individuals identified on Section 2.03(c)(iv) of the Disclosure Schedules, signed by each party thereto other than Buyer;

(v)        Closing  Indebtedness  Certificate  and  the  Closing  Transaction Expenses Certificate;

(vi)     A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized;

(vii)       A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that each Seller is not a foreign person within the meaning of Section 1445 of the Code;

(viii)       A certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(ix)        Such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(d)       With respect to any Transaction Expenses paid prior to, at, or in connection with the Closing (i) the Company shall be entitled to claim such Transaction Expenses as a deduction on its final federal (and applicable state and local) income Tax returns for the period ending on the Closing Date, and (ii) such aforementioned deductions shall inure to the benefit of the Sellers.

(e)       On the first day following the Effective Date, Buyer shall satisfy all of its obligations under the Purchase Price Notes and pay the Closing Payment, via wire transfer of immediately available funds, to an account designated in writing by Seller’s Representative.

Section 2.04    Post-Closing Purchase Price Adjustment.

(a)     Within forty-five (45) after the Closing Date, Buyer (at Buyer’s expense) shall prepare and deliver to Sellers’ Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation of (i) the Working Capital as of the Effective Time (the “Closing Working Capital”), and (ii) the Company’s Cash as of the Effective Time (the “Closing Cash”), together with reasonable supporting detail as to the calculation of each component thereof. The Closing Statement (and the calculation of Closing Working Capital set forth therein) shall be prepared in accordance with the principles and methodologies used to derive Schedule B, and in a manner consistent with that used by the Company in preparing its historical financial statements.

(b)         Unless the Sellers’ Representative notifies the Buyer in writing within thirty (30) days after the Buyer’s delivery of the Closing Statement of any good faith objection to the computation of Closing Working Capital or Closing Cash (a “Notice of Objection”), the Closing Statement shall become final and binding. Following the delivery of the Closing Statement, the Buyer shall permit the Sellers and their Representatives to review the documents or records of the Buyer relating to the Closing Statement and, at the Sellers’ Representative’s request, shall provide the Sellers and their Representatives any information reasonably requested and reasonable access, upon reasonable prior notice during normal business hours to its personnel, properties, books and records of its business for purposes of the Sellers’ Representative preparation of a Notice of Objection; provided, however, that such access does not unreasonably disrupt the normal operations of the Buyer or its business. Any Notice of Objection shall be provided once and specify in reasonable detail the basis for the objections set forth therein. Any items on the Closing Statement not included in the Notice of Objection shall be considered final and binding, and for any disputed items on the Notice of Objection, the Sellers’ Representative shall provide alternate calculations proposed by the Sellers’ Representative for such disputed items. The Buyer and the Sellers acknowledge that the sole purpose of the determination of Closing Working Capital is to determine the amount of the Working Capital Adjustment, if any.

(c)       If the Sellers’ Representative provides the Notice of Objection to the Buyer within such 30-day period, the Sellers’ Representative and the Buyer shall, during the 30- day period following the Buyer’s receipt of the Notice of Objection, attempt in good faith to resolve the Sellers’ Representative’s objections. During such 30-day period, the Buyer and its Representatives shall be permitted to review the working papers of the Sellers’ Representative and its accountants relating to the Notice of Objection and the basis therefor. If the Buyer and the Sellers’ Representative are unable to resolve all such objections within such 30-day period, the matters remaining in dispute shall be submitted to Plante Moran, P.C. (or, if such firm declines to act, to another accounting firm mutually agreed upon by the Buyer and the Sellers’ Representative and, if the Buyer and the Sellers’ Representative are unable to so agree within ten (10) days after the end of such 30-day period, then the Buyer and the Sellers’ Representative shall each select such a firm and such firms shall jointly select a third firm (such selected firm being the “Independent Expert”)) to resolve the disputed matters on the Notice of Objection remaining after the 30-day period, in accordance with this Section 2.04(c) and other terms and provisions of this Agreement and not by way of an independent review, and only with respect to the remaining items of disagreement so submitted (and within the range of dispute between the Closing Statement and the Notice of Objection with respect to each such items), whether and to what extent the Closing Statement requires adjustment (it being understood that in making such calculation, the Independent Expert shall be functioning as an expert and not as an arbitrator). The Buyer and the Sellers’ Representative, as applicable, shall cooperate with the Independent Expert and promptly provide all documents and information requested by the Independent Expert. In making such calculation, the Independent Expert shall consider only those items or amounts in the Closing Statement and the calculations set forth therein as to which the Sellers’ Representative has disagreed in its Notice of Objection. All communication with the Independent Expert shall be in writing (which shall be simultaneously provided to the other party as well), and no ex parte communication shall be permitted. The Buyer and the Sellers’ Representative shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. The resolution of disputed items by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non- appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(d)     If the Independent Expert resolves all disputes presented to it entirely in the manner proposed by the Sellers’ Representative, the fees and expenses of the Independent Expert shall be paid by the Buyer. If the Independent Expert resolves all disputes presented to it entirely in the manner proposed by the Buyer, the fees and expenses of the Independent Expert shall be paid jointly and severally by the Sellers. In all other events, the fees and expenses of the Independent Expert shall be shared as between Buyer and Sellers in inverse proportion based on the difference between the Sellers’ position, on the one hand, and the Buyer’s position, on the other hand, initially presented to the Independent Expert (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Expert in proportion to the total difference between the Buyer and the Sellers’ Representative initial positions. The Independent Expert shall determine the apportionment of its fees and expenses as between the Buyer and the Seller in accordance with the provisions of this Section 2.04(d). Notwithstanding the foregoing, the Sellers, on the one hand, and the Buyer, on the other hand, each agree to pay 50% of all fees, expenses, etc. to the Independent Expert until such time as the ultimate allocation is determined, such that the Independent Expert will be permitted to invoice 50% of its retainer, fees, and expenses directly to each. Once the ultimate allocation is determined the Seller or the Buyer, as the case may be, shall pay to the other a “make whole” payment in an amount commensurate with the ultimate allocation as set forth in this Section 2.04(d).

(e)       Promptly after the Closing Working Capital and Closing Cash have been finally determined in accordance with this Section 2.04, the Purchase Price shall be: (i) adjusted on a dollar-for-dollar basis as follows (the “Working Capital Adjustment”): (1) if Closing Working Capital exceeds the Target Working Capital (the amount by which the Closing Working Capital exceeds the Target Working Capital being referred to herein as the “Closing Working Capital Surplus”) by more than $2,000,000.00 (the “Closing Working Capital Deductible”), then the Purchase Price will be increased by the difference between the Closing Working Capital Surplus and the Closing Working Capital Deductible; or (2) if Closing Working Capital is less than the Target Working Capital (the amount by which the Target Working Capital exceeds the Closing Working Capital being referred to herein as the “Closing Working Capital Deficit”) by more than the Closing Working Capital Deductible, then the Purchase Price will be decreased by the difference between the Closing Working Capital Deficit and the Closing Working Capital Deductible. For example only, in the event that the Closing Working Capital is $3,200,000.00 more than the Target Working Capital, the Working Capital Adjustment would be $1,200,000.00 ($3,200,000.00   -   $2,000,000.00)   and  the  Purchase  Price  shall  be  increased  by $1,200,000.00; and (ii) adjusted on a dollar-for-dollar basis as follows (the “Closing Cash Adjustment”): (1) if Closing Cash exceeds Estimated Closing Cash, then the Purchase Price will be increased by the amount of such excess, and (2) if Closing Cash is less than the Estimated Closing Cash, then the Purchase Price will be decreased by the amount of such deficit.

(f)        Within five (5) Business Days of the final determination of the Closing Working Capital in accordance with this Section 2.04, the Working Capital Adjustment shall be paid by wire transfer of immediately available funds to one or more accounts designated in writing by the party entitled to receive the Working Capital Adjustment pursuant to this Section 2.04.

(g)       Within five (5) Business Days of the final determination of the Closing Cash in accordance with this Section 2.04, the Closing Cash Adjustment shall be paid by wire transfer of immediately available funds to one or more accounts designated in writing by the party entitled to receive the Closing Cash Adjustment pursuant to this Section 2.04.

(h)       Any  payments  made  pursuant  to  Section  2.04  shall  be  treated  as  an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by Law.

Section 2.05    Closing. Subject  to  the  terms  and  conditions  of  this  Agreement,  the purchase and sale of the Shares contemplated hereby (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement, on the Effective Date, by remotely exchanging documents and signatures or their electronic counterparts (the day on which the Closing takes place being the “Closing Date”). The Closing shall be effective as of 11:59:59 p.m., EST, on the Closing Date (“Effective Time”).

Section 2.06   Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer and the Company may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to the intended recipients hereunder and shall be timely paid over by Buyer to the appropriate Governmental Authority.

Section 2.07   Sellers’ Representative. Effective as of the Closing Date, each Seller, for itself, himself or herself, and for its, his or her successors and assigns, hereby irrevocably makes, constitutes and appoints the Sellers’ Representative to act for and on behalf of such Seller with respect to any claim or matter arising under the Transaction Documents (the “Sellers’ Representative”), and Sellers’ Representative hereby accepts such appointment. Each Seller acknowledges that the appointment of Sellers’ Representative as the Sellers’ Representative is coupled with an interest and may not be revoked.

(a)         In furtherance of the appointment of the Sellers’ Representative, each Seller, fully and without restriction: (i) agrees to be bound by all notices given and received and agreements and determinations made by and documents executed and delivered by the Sellers’ Representative under the Transaction Documents; and (ii) authorizes the Sellers’ Representative to (A) deliver to Buyer all certificates and documents to be delivered to Buyer by Sellers pursuant to the Transaction Documents, together with any certificates and documents executed by Sellers and deposited with the Sellers’ Representative for such purpose, (B) dispute or refrain from disputing any claim made by Buyer under the Transaction Documents, (C) negotiate and compromise any dispute which may arise under the Transaction Documents, (D) pay any amounts due Buyer from Sellers under the Transaction Documents, (E) exercise or refrain from exercising any remedies available to Sellers under the Transaction Documents, (F) sign any releases or other documents with respect to any such dispute or remedy, (G) waive any condition contained in the Transaction Documents, (H) give such notices and instructions and do or refrain from doing such other things as the Sellers’ Representative, in its sole discretion, deems necessary or appropriate to carry out the provisions of the Transaction Documents, (I) petition the Escrow Agent for the release of any or all funds due to Sellers under the Escrow Agreement and, subject to the Sellers’ Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Pro Rata Share of such funds, (J) receive all amounts payable by Buyer to Sellers under the Transaction Documents on behalf of Sellers and, subject to the Sellers’ Representative’s other responsibilities under this subsection, pay to each Seller such Seller’s Pro Rata Share of such amounts, (K) pay out of funds coming into the hands of the Sellers’ Representative from Buyer or the Escrow Agent all fees and expenses of Sellers (and of the Sellers’ Representative acting in such capacity) incurred in connection with the transactions contemplated by the Transaction Documents, including without limitation the fees and expenses of counsel, accountants, investment bankers and other professional advisors retained by or on behalf of Sellers in connection with such transactions, (L) retain such counsel, accountants and other professional advisors as the Sellers’ Representative reasonably deems necessary to assist it in the performance of its duties hereunder and pay the fees, costs and expenses thereof out of the funds coming into the hands of the Sellers’ Representative and (M) retain out of funds coming into the hands of the Sellers’ Representative from Buyer or the Escrow Agent such amounts as the Sellers’ Representative, in its sole discretion, deems appropriate to be held as reserves for expected or potential future expenses or liabilities of Sellers hereunder. Except for any obligations for which Sellers are severally, but not jointly, liable, payments made by the Sellers’ Representative under this subsection will be considered to be paid by all Sellers in accordance with their respective Pro Rata Shares. As used in this Agreement, a Seller’s “Pro Rata Share” means the percentage specified as such Seller’s Pro Rata Share on Section 3.03 of the Disclosure Schedules.

(b)     Buyer will be entitled to rely exclusively upon any communication given or other action taken by the Sellers’ Representative and will not be liable to Sellers or any other Person for any action taken or not taken in reliance upon the Sellers’ Representative. Buyer will not be obligated to inquire as to the authority of the Sellers’ Representative with respect to the taking of any action that the Sellers’ Representative takes on behalf of Sellers.

(c)      Sellers will, severally and not jointly in accordance with their respective Pro Rata Shares, indemnify the Sellers’ Representative and hold it or him harmless against any and all loss, liability or expense incurred without gross negligence or bad faith on the part of the Sellers’ Representative and arising out of or in connection with his duties as the Sellers’ Representative.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, each Seller and the Company, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct.

Section 3.01   Organization  and  Authority  of  Seller. Sellers  have  full  power  and authority to enter into the Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of the Transaction Documents to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Sellers. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against the Sellers in accordance with its terms. When Transaction Documents to which Seller is or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), the Transaction Documents will constitute a legal and binding obligation of Sellers enforceable against it in accordance with its terms.

Section 3.02   Organization,  Authority  and  Qualification  of  the  Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Kansas and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All corporate actions taken by the Company in connection with the Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03    Capitalization.

(a)       The authorized capital stock of the Company consists of 50,000 shares of common stock, consisting of 500 shares of Class A voting shares and 49,500 Class B non- voting shares, each with par value $1.00 (“Common Stock”), of which 200 shares Class A voting stock are issued and outstanding and 19,800 shares of Class B non-voting stock are issued and outstanding and collectively constitute the Shares. Section 3.03 of the Disclosure Schedules sets forth (i) the number and type of Shares which are issued and outstanding, (ii) the ownership of the Shares, and (iii) each Seller’s Pro Rata Share. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)       All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which each Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)      There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    No Subsidiaries. Except as set forth on Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05    No  Conflicts; Consents.  The execution, delivery and performance by Sellers of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers or the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or the Company is a party or by which Sellers or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth in Section 3.05 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers or the Company in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06    Financial Statements. Complete copies of the Company's audited financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2019, 2020 and 2021 and the related statements of income and retained earnings, stockholders' equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at November 30, 2022 and the related statement of income for the period ending as of November 30, 2022 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2021 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of November 30, 2022 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07    Undisclosed Liabilities. The Company has no Liabilities that would be required to be recorded on financial statements prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, or the Interim Balance Sheet as of the Interim Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, and (c) those which are set forth in Section 3.07 of the Disclosure Schedules.

Section 3.08   Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.08 of the Disclosure Schedules, since the Interim Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to the Company, any:

(a)      event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        amendment of the charter, by-laws or other organizational documents of the Company;

(c)        split, combination or reclassification of any shares of its capital stock;

(d)       issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)      declaration of any dividends or distributions on or in respect of any of its capital stock which remain unpaid or unsatisfied as of the Closing, or redemption, purchase or acquisition of its capital stock;

(f)         material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)       material change in  the Company's cash management practices and  its policies,  practices and  procedures  with  respect  to  collection of  accounts  receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)         entry into any Contract that would constitute a Material Contract;

(i)         incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)       transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, or cancellation of any debts or entitlements shown or reflected in the Balance Sheet, except with respect to sales of inventories or other actions taken in the ordinary course of business;

(k)       transfer or assignment of or grant of any license or sublicense under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)         abandonment or lapse of or failure to maintain in full force and effect any Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any Trade Secrets included in the Company Intellectual Property;

(m)       material damage, destruction or loss (whether or not covered by insurance) to its property;

(n)        capital investment in, or loan to, any other Person;

(o)       acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)         material capital expenditures;

(q)         imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)        (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements, required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $50,000 on an annual basis, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)        hiring or promoting of any person as or to (as the case may be) an officer, director, manager, or vice-president, or hiring or promoting any of the foregoing, except to fill a vacancy in the ordinary course of business;

(t)        adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan (as defined below) or (iii) collective bargaining or other agreement with a Union (as defined below), in each case whether written or oral;

(u)       loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)         entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)     adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)       purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $50,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, supplies, or other assets in the ordinary course of business consistent with past practice;

(y)       acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)         action by the Company to make, change or rescind any tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the tax liability or reducing any tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)       Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)      Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts with respect to which the Company is a party (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)      each Contract of the Company involving aggregate annual consideration in excess of $500,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days' notice;

(ii)     all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii)     all Contracts that provide for the indemnification by the Company of any Person or the Company’s assumption of any Tax, environmental or other Liability of any Person;

(iv)     all Contracts that relate to the acquisition or disposition of any business, a material amount of stock of any other Person, or substantially all of the assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     all   broker,   distributor,   dealer,   manufacturer's   representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party and which are not cancellable without material penalty or without more than ninety (90) days' notice;

(vii)   except for Contracts relating to trade payables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(viii)  all  Contracts  with  any  Governmental  Authority  to  which  the Company is a party (“Government Contracts”);

(ix)      all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi)     all Contracts between or among the Company on the one hand and Sellers or any Affiliate of Sellers (other than the Company) on the other hand;

(xii)     all collective bargaining agreements or Contracts with any Union to which the Company is a party;

(xiii)   any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09;

(xiv)   Lease of any Real Property (except as disclosed in Section 3.10 of the Disclosure Schedules), in each case whether as lessor or lessee;

(xv)    Lease of any equipment or other personal property that requires annual rental payments of more than $50,000, in each case whether as lessor or lessee;

(xvi)   each purchase order of the Company involving aggregate consideration in excess of $100,000, which, in each case, were not entered into during the ordinary course of business notice;

(xvii)   hedge agreements relating to the Business, and any hedge transactions thereunder;

(xviii) each future, swap, collar, put, call, floor, cap, option, or other agreement that is intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates, the price of commodities or securities, or currency exchange rates and requires payments in excess of $50,000 in the aggregate; and

(xix)   no inventory has been consigned to others, nor is any inventory consigned to the Company.

(b)       Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to each Seller's Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To each Seller's Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)         The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)      those items set forth in Section 3.10(a) of the Disclosure Schedules and/or identified in the Title Commitment and/or Title Policy;

(ii)       liens for Taxes not yet due and payable;

(iii)    mechanics, carriers', workmen's, repairmen's or  other  like  liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv)     easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v)        restrictions on transfer of securities under applicable U.S. State or federal securities Laws; or

(vi)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b)      Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, Sellers’ Representative has delivered or made available to Buyer copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers or the Company and relating to the Real Property. With respect to leased Real Property, Sellers’ Representative has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. Except as may be set forth on Section 3.10(a) of the Disclosure Schedules, or as may be addressed in Sections 3.18 or 3.19, the use and operation of the Real Property in the conduct of the Company's business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement, and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to each Seller's Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11   Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair in all material respects, normal wear and tear excluded, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12    Intellectual Property.

(a)     Section 3.12(a) of the Disclosure Schedules contains a correct, current, and complete list of: (i) all Company IP Registrations, specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) all unregistered Trademarks included in the Company Intellectual Property; (iii) all proprietary Software of the Company; and (iv) all other Company Intellectual Property used or held for use in the  Company's  business  as  currently  conducted  and  as  proposed  to  be  conducted.

(b)       Section 3.12(b) of the Disclosure Schedules contains a correct, current, and complete list of all Company IP Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Company IP Agreements: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Company Intellectual Property; (ii) under which the Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to the Company's ownership or use of Intellectual Property, in each case identifying the Intellectual Property covered by such Company IP Agreement. Sellers’ Representative has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor, to each Seller’s Knowledge, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)      Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title, and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company's business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company's exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; (ii) grants to the Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a "work made for hire" under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Sellers’ Representative has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect the Company's ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company's right to own or use any Company Intellectual Property or Licensed Intellectual Property.

(e)        All of the Company Intellectual Property and Licensed Intellectual Property is valid and enforceable, and all Company IP Registrations, if any, are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Company Intellectual Property. All required filings and fees related to the Company IP Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Company IP Registrations. No Company Intellectual Property or Licensed Intellectual Property is or has been involved in any interference, opposition, post-grant review, inter partes review, derivation proceeding, supplemental examination, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity, or enforceability of any such Company Intellectual Property or Licensed Intellectual Property is being or has been contested, challenged, or otherwise put at issue in any court, patent office or equivalent tribunal, and, to each Seller’s Knowledge, no such proceeding has been threatened with respect to any such Company Intellectual Property or Licensed Intellectual Property.

(f)        The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted, including the use of the Company Intellectual Property and Licensed Intellectual Property in connection therewith, and the products, processes and services of the Company have not infringed, misappropriated or otherwise violated, and, to each Seller’s Knowledge will not infringe, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To each Seller’s Knowledge, no Person has infringed, misappropriated or otherwise violated any Company Intellectual Property or Licensed Intellectual Property.

(g)       There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending, or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or Licensed Intellectual Property or the Company's right, title, or interest in or to any Company Intellectual Property or Licensed Intellectual Property; or (iii) by the Company or by the owner of any Licensed Intellectual Property alleging any infringement, misappropriation, or other violation by any Person of the Company Intellectual Property or such Licensed Intellectual Property. To each Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action. The Company is not subject to any outstanding or, to each Seller’s Knowledge, prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property or Licensed Intellectual Property.

(h)       Section 3.12(h) of the Disclosure Schedules contains a correct, current, and complete list of all social media accounts used in the Company's business. The Company has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There are no Actions, whether settled, pending, or, to each Seller’s Knowledge, threatened, alleging any (i) breach or other violation of any Platform Agreement by the Company; or (ii) defamation, violation of publicity rights of any Person, or any other violation by the Company in connection with its use of social media.

(i)        All Company IT Systems are in good working condition and are sufficient for the operation of the Company's business as currently conducted. Except as set forth on Section 3.12(i) of the Disclosure Schedules, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Company IT Systems. The Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j)        The Company has complied with all applicable Laws and all publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Company's business. Except as set forth in Section 3.12(j) of the Disclosure Schedules, the Company has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Company's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to each Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

(k)        The Company has the appropriate licenses and/or authorizations for its computer systems, including, but not limited to, hardware and software, and the same are current as of the Closing Date.

Section 3.13   Inventory. All inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Company free and clear of all Encumbrances, and, except as set forth in Section 3.13 of the Disclosure Schedules, no inventory is located at any property now owned or leased by the Company or held on a consignment basis.

Section 3.14   Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the Interim Balance Sheet Date (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) except as set forth in Section 3.14 of the Disclosure Schedules, to each Seller’s Knowledge, constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) except as set forth in Section 3.14 of the Disclosure Schedules, subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, the Sellers have no Knowledge of any reason why such accounts receivable would not be collectible in accordance with their terms. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Suppliers.

(a)       Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $500,000 for each of the three (3) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received any notice, and to Seller’s Knowledge there is no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)       Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the three (3) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, the Company has not received any notice, and to Seller’s Knowledge there is no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16   Insurance.  Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and, except as set forth on Section 3.16 of the Disclosure Schedules, shall remain in full force and effect and following the consummation of the transactions contemplated by this Agreement. Neither the Sellers nor any of their Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. To each Seller’s Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Sellers or any of their Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17    Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to each Seller's Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To each Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)       Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. To each Seller’s Knowledge, no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.18    Compliance With Laws; Permits.

(a)       Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b)       Except as set forth in Section 3.18(b) of the Disclosure Schedules, all Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to the Permits held by the Company which are due and payable as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To each Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19    Environmental Matters. To the Knowledge of Seller, except as set forth in Sections 3.19(b), (c), (e), (f), or (h) of the Disclosure Schedules:

(a)        The  Company  is  currently  and  has  been  in  compliance  with  all Environmental Laws and has not, and the Sellers have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)        The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules), including but not limited to those permits set forth in Section 3.18(b) of the Disclosure Schedules, necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect, and to each Seller’s Knowledge there are no environmental conditions, events or circumstances that are reasonably likely to prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Sellers have not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)        No real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or similar similar state list.

(d)        Except as identified in any report or deliverable set forth in Section 3.19(h) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and neither the Company nor Sellers have received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers or the Company.

(e)       Section  3.19(e)  of  the  Disclosure  Schedules  contains  a  complete  and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(f)       Section  3.19(f)  of  the  Disclosure  Schedules  contains  a  complete  and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers and any predecessors as to which the Company or Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Sellers nor the Company have received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company or Sellers.

(g)        Except as identified in any report or deliverable set forth in Section 3.19(h) of the Disclosure Schedules, neither Sellers nor the Company have retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)       Sellers' Representative has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company, or any currently or formerly owned, operated or leased real property of the Company, in each case which are in the possession or control of the Sellers or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i)        To each Seller’s Knowledge, as of the Closing Date, there is no condition, event or circumstance concerning the Release of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20    Employee Benefit Matters.

(a)       Schedule 3.20(a) sets forth an accurate and complete list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other plan, program or arrangement providing benefits to current or former employees (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other similar arrangement), maintained, sponsored, or contributed to by the Company, or with respect to which the Company or any ERISA Affiliate has any liability or potential liability (each such item, a “Benefit Plan”).

(b)       With  respect  to  each  Benefit  Plan,  Sellers’  Representative  has  made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Benefit Plan’s continued qualification; (vi) in the case of any Benefit Plan for which a Form 5500 must be filed, a copy of the two most recently filed Forms 5500, with all corresponding schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)       Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA , and the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and received a favorable and current determination letter from the Internal Revenue Service with respect to the most recent five year filing cycle, or with respect to a prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to each Seller’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. To each Seller’s Knowledge, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(d)       No pension plan (other than a Multiemployer Plan) which is subject to minimum funding requirements, including any multiple employer plan, (each, a “Single Employer Plan”) in which employees of the Company or any ERISA Affiliate participate or have participated has an “accumulated funding deficiency,” whether or not waived, or is subject to a lien for unpaid contributions under Section 303(k) of ERISA or Section 430(k) of the Code. No Single Employer Plan covering employees of the Company which is a defined benefit plan has an “adjusted funding target attainment percentage,” as defined in Section 436 of the Code, less than 80%. Except as set forth in Section 3.20(d) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(e)       Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA; (v) incurred taxes under Section 4971 of the Code with respect to any Single Employer Plan; or (vi) participated in a multiple employer welfare arrangement (MEWA).

(f)       With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.20(f) of the Disclosure Schedules, provided, however, if any such plan is a Multiemployer Plan (A) all contributions required to be paid by the Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan; (B) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans on the Closing Date would not result in any material liability to the Company and no Multiemployer Plan is in critical, endangered or seriously endangered status or has suffered a mass withdrawal; (ii) except as set forth in Section 3.20(f) of the Disclosure Schedules, no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iv) no such plan or the plan of any ERISA Affiliate maintained or contributed to within the last six (6) years is a Single Employer Plan subject to Title IV of ERISA; and (v) no “reportable event,” as defined in Section 4043 of ERISA, with respect to which the reporting requirement has not been waived has occurred with respect to any such plan.

(g)       Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms and pursuant to applicable Law, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Escept as set forth in Section 3.20(g) of the Disclosure Schedules, the Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(h)       Except as set forth in Section 3.20(h) of the Disclosure Schedules and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree health benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post- termination or retiree health benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree health benefits.

(i)        Except as set forth in Section 3.20(i) of the Disclosure Schedules, there is no pending or, to each Seller's Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five (5) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)        There  has  been  no  amendment to,  announcement by  each  Seller,  the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, independent contractor or consultant, as applicable. Except as set forth in Section 3.20(j) of the Disclosure Schedules, none of Sellers, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(k)       Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(l)         Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m)      Except as set forth in Section 3.20(m) of the Disclosure Schedules and as required pursuant to applicable Law, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.21    Employment Matters.

(a)        Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.21(a) of the Disclosure Schedules, or as taken into account in determining Closing Working Capital, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, currently due and payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of the Company with respect to any such compensation, commissions, bonuses or fees.

(b)       Except as set forth in Section 3.21(b) of the Disclosure Schedules, the Company is not, and has not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of the Company, and, to each Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has not been in the past five (5) years, and, to each Seller’s Knowledge, there is not currently any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c)       The Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.21(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. The Company is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth in Section 3.21(c) of the Disclosure Schedules, there are no Actions against the Company pending, or to each Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d)       The Company has complied with the WARN Act, and it has no plans to undertake any action prior to Closing that would trigger the WARN Act.

Section 3.22   Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a)       All Tax Returns required to be filed on or before the Closing Date by the Company have been timely filed (after giving effect to any valid extensions of time in which to make such filings). Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)       The Company has  withheld and paid each tax  required to  have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)       No written claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to tax by that jurisdiction.

(d)      No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e)       The amount of the Company's Liability for unpaid Taxes for all periods ending on or before the Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Interim Financial Statements.

(f)       Section 3.22(f) of the Disclosure Schedules sets forth:

(i)      the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)     those years for which examinations by the taxing authorities have been completed; and

(iii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)      All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h)       The Company is not a party to any Action by any taxing authority. There are no pending or, to each Seller’s Knowledge, threatened Actions by any taxing authority.

(i)       Sellers’ Representative has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all tax periods ending after 2017.

(j)       There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k)        The Company is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement.

(l)         No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(m)      The Company has not been a member of an affiliated, combined, consolidated or unitary tax group for tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)       The Company will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i)        any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign tax laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii)        an installment sale or open transaction occurring on or prior to the Closing Date;

(iii)       a prepaid amount received on or before the Closing Date;

(iv)       any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v)        any election under Section 108(i) of the Code.

(o)         No Seller is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

(p)        The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q)       The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(r)       There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)        Section  3.22(s)  of  the  Disclosure  Schedules  sets  forth  all  foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(t)         No property owned by the Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A)  of  the  Code,  or  (iii)  subject  to  a  disqualified  leaseback  or  long-term agreement as defined in Section 467 of the Code.

Section 3.23   Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Company, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24    Brokers. Except  for  Hennepin  Partners,  LLC,  no  broker,  finder  or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.25    Disclaimer of Other Representations and Warranties.

(a)     SELLERS, THE COMPANY, AND EACH OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE) HAVE MADE AND ARE MAKING NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER, WHETHER RELATING TO THE COMPANY, THE SHARES, THE BUSINESS, OR OTHERWISE IN CONNECTION WITH THE TRANSACTION, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR IN ANY TRANSACTION DOCUMENT DELIVERED PURSUANT HERETO.

(b)        Without   limiting   the   generality   of   the   foregoing,   other   than   the representations and warranties expressly set forth in this Article III and in any other Transaction Document, (i) Sellers, the Company, and each of their respective Affiliates and Representatives have not made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Business or the Company that have been made available to the Buyer, including due diligence materials, or in any presentation of the Business or the Company by management of the Company or others in connection with the Transaction, and (ii) no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the Transaction. Except as expressly covered by any representation and warranty set forth in this Article III, it is understood that any estimates, projections, or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including, but not limited to, any confidential information memorandum or similar materials (including any such material(s) prepared and presented by Hennepin Partners) made available by the Company, the Sellers, the Sellers’ Representative, or any of their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or Sellers and are not and shall not be deemed to be relied upon by the Buyer in executing, delivering and performing this Agreement and the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01   Organization  and  Authority  of  Buyer. Buyer  is  a  corporation  duly organized, validly existing and in good standing under the Laws of the state of Ohio. Buyer has full corporate power and authority to enter into the Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02   No  Conflicts; Consents.  The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by, from, or with respect to Buyer in connection with the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby on a timely basis.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer (a) (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment; (b) is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment); and (c) is not a broker-dealer subject to Regulation T promulgated by the Board of Governors of the Federal Reserve System

Section 4.04   Brokers. Except  for  Copper  Run  Capital  LLC,  no  broker,  finder  or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Buyer.

Section 4.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06    Legal  Proceedings. There  are  no  Actions  pending  or,  to  Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of the Buyer, threatened, against the Buyer.

Section 4.07    Phase  II. The  Buyer  commissioned    a  Phase  II  Environmental  Site Assessment, prepared by ESE Partners, LLC, dated December 14, 2022, which the Buyer has reviewed and understands.

ARTICLE V

COVENANTS

Section 5.01   Intentionally Omitted.

Section 5.02    Intentionally Omitted.

Section 5.03    Intentionally Omitted..

Section 5.04    Intentionally Omitted.

Section 5.05    Intentionally Omitted.

Section 5.06   Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall, to the extent legally permitted, provide Buyer with notice of the same such that Buyer is able to seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07     Non-Competition; Non-Solicitation.

(a)       Sellers (each, a “Restricted Party”) make the covenants reflected in the provisions of this Section 5.07 specifically to induce Buyer to enter into this Agreement and to consummate the transactions contemplated by it. Each Restricted Party acknowledges that Buyer will not receive the benefit of the transactions contemplated by this Agreement should a Restricted Party violate the promises of such Restricted Party in these provisions of this Section 5.07.

(b)         From the Closing Date until the fifth (5th) anniversary of the Closing (the “Restricted Period”), each Restricted Party agrees that such Restricted Party:

(i)      shall not engage, directly or indirectly, whether as a principal, partner, member, employee, independent contractor, consultant, equity holder or otherwise in a business or endeavor in the United States which is competitive with the business of the Company (including the Business), in each case as conducted immediately prior to the date hereof or the Closing; provided that the foregoing restriction shall not apply to ownership of 5% or less of the outstanding equity securities of any publicly traded company;

(ii)      shall not, directly or indirectly, solicit or hire (or cause to be directly or indirectly solicited or hired) any employee of a Seller or any employee of Buyer or any of its Affiliates, in each case as of immediately prior to the date hereof or the Closing; provided that, the foregoing restriction shall not apply to (i) generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at such employees and hiring any individual who responds to such search or (ii) soliciting or hiring any employee of a Seller who is no longer employed by Buyer or any of its Affiliates and has not been so employed for 180 days; and

(iii)     shall not, directly or indirectly, call on, solicit or service any user, customer, supplier, licensee, licensor or other Person that has a business relationship with Buyer or any of its Affiliates in order to induce or attempt to induce such Person to cease doing business with Buyer or its subsidiaries, or in any way interfere with the relationship between any such user, customer, supplier, licensee, licensor or other Person that has a business relationship with Buyer or its Subsidiaries (including making any negative or disparaging statements or communications about Buyer or any of its subsidiaries or any of their respective businesses, services, products, technology, compliance with legal requirements, directors, officers, employees, contractors or consultants or otherwise).

(c)       Each Restricted Party acknowledges and agrees that: (i) the covenants and agreements contained in this Section 5.07 (the “Non-Competition and Related Covenants”) are necessary, fundamental and required for the protection of the goodwill of each Seller and the Business acquired by Buyer pursuant to the transaction contemplated by this Agreement; (ii) the Non-Competition and Related Covenants relate to matters that are of a special, unique and extraordinary value; (iii) a breach by a Restricted Party of any of the Non-Competition and Related Covenants applicable to such Restricted Party will result in irreparable harm and damages that cannot be adequately compensated by a monetary award and, accordingly, Buyer will be entitled to injunctive or other equitable relief to prevent or redress any such breach (without posting a bond or other security); (iv) in connection with the transaction contemplated by this Agreement, each Restricted Party is entering into this Agreement and the Non-Competition and Related Covenants; (v) Buyer entered into this Agreement in contemplation of each such Restricted Party’s agreement with the terms set forth herein in connection with the consummation of the transactions contemplated herein, pursuant to which Buyer will acquire substantial goodwill associated with Sellers and the business of the Company, and that this Agreement is intended to comply with the laws of all jurisdictions that might be deemed to be applicable hereto and which restrict or otherwise limit the enforceability of a contract that restrains a Person from engaging in a lawful profession, trade or business.

(d)       Restricted Party acknowledges that a breach of the covenants contained in this Agreement will cause Buyer and its Affiliates irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, each Restricted Party agrees that Buyer shall, in addition to all other available remedies (including, without limitation, seeking such monetary damages as it can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. In the event of any losses that occur pursuant to any breach or violation of covenants contained in this Section 5.07, the indemnification provisions of Article 5 shall control. In the event of any breach or violation by a Restricted Party of any of the covenants contained in this Agreement, the time period of such covenant with respect to Restricted Party shall be tolled and extended until such breach or violation is resolved.

(e)      Notwithstanding anything herein to the contrary, the Non-Competition and Related Covenants set forth in this Agreement and the duration of the Non-Compete Restrictive Period and the Non-Solicit Restricted Period set forth herein shall in no way limit the terms, conditions or duration of any similar restrictive covenants or restrictive periods set forth in any other documents executed by Sellers, on or about the Closing with Buyer or any of its Affiliates, and all such restrictive covenants and restrictive periods shall be separate and independent of one another and made in the context of, and pursuant to the consideration described and set forth in, each such document containing such restrictive covenant or restrictive period.

(f)        If it is ever held that any restriction on a Restricted Party set forth in this Section 5.07 is too onerous and is not necessary for the protection of Buyer, Sellers and Buyer agree that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect Buyer.

Section 5.08    Consents.

(a)       If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Sellers shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Sellers shall use their reasonable efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Sellers provide such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 5.09    Intentionally Omitted.

Section 5.10    Books and Records.

(a)       In order to facilitate the resolution of any claims made against or incurred by Sellers or the Company prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)       retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)     upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(b)       In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Sellers shall:

(i)       retain the books and records (including personnel files) of Sellers in their possession which relate to the Company and its operations for periods prior to the Closing; and

(ii)      upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records in the Sellers’ possession;

provided, however, that any books and records related to tax matters shall be retained pursuant to the periods set forth in ARTICLE VI.

(c)       Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law.

Section 5.11    Intentionally Omitted.

Section 5.12    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.13    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.14   Post-Closing Insurance. Following the Closing, Buyer shall cause the Company to maintain new policies of directors’, managers’, officers’, employer practices liability, and fiduciary liability insurance, which are commensurate with the coverage(s) set forth in the Current Policies (the “Successor Policies”), and cause the Company to purchase, maintain, and bind a “tail insurance” policy (of directors’, managers’, officers’, employer practices liability, and fiduciary liability insurance) (the “Tail Policies”), and provide to Sellers’ Representative a copy of the Title Policies. The Sellers will be entitled to any insurance-related refunds that are received by the Buyer (or the Company) after the Closing Date.

ARTICLE VI

TAX MATTERS

Section 6.01    Tax Covenants.

(a)       (i) The Sellers’ Representative shall (at the Sellers’ sole expense) prepare, or cause to be prepared, and timely file (or cause to be timely filed with the cooperation of the Buyer), all Income Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period (“Pre-Closing Period Income Tax Returns”). Except as set forth in Section 6.01(a) of the Disclosure Schedules, any such Pre-Closing Period Income Tax Return shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law or this Agreement). The Sellers' Representative shall provide a draft of each such Pre-Closing Period Income Tax Return (together with schedules, statements and, to the extent requested by Buyer, supporting documentation) to the Buyer for its review and written approval (which approval shall not be unreasonably withheld, conditioned, or delayed) at least thirty (30) days prior to the due date thereof (including extensions). (ii) The Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all other Tax Returns of the Company for any Pre-Closing Tax Period (including Tax Returns with respect to Straddle Periods) which are due after the Closing Date, except for the Pre-Closing Period income Tax Returns, which, for the avoidance of doubt, shall be prepared in accordance with 6.01(a)(i), above. All such Tax Returns shall be prepared in a manner consistent with past practice of the Company (unless otherwise required by Law or this Agreement). The Buyer shall provide a draft of any such Tax Return that is an Income Tax Return (each, a “Buyer Tax Return”) to the Sellers’ Representative for its review and written approval (which approval shall not be unreasonably withheld, conditioned or delayed), together with schedules, statements and, to the extent requested by the Sellers’ Representative, supporting documentation, at least 30 days prior to the due date thereof (taking into account any extensions). (iii) The Parties agree to consult and resolve in good faith any issue arising as a result of the review of any Pre-Closing Period Income Tax Return or Buyer Tax Return. In the event that the Parties are unable to agree on all aspects of any such Pre- Closing Period Income Tax Return or Buyer Tax Return, the preparing Party shall be entitled to file such Tax Return notwithstanding such lack of agreement, provided that the Parties shall submit the issues remaining in dispute with respect to such Tax Return to the Independent Expert for resolution in accordance with Section 2.4, mutatis mutandis, which resolution will be binding on the Parties. Following the resolution of such dispute, the Parties shall amend and file such Tax Return as necessary to reflect the resolution by the Independent Expert.

(b)       Except as required by applicable Law, neither Party shall amend or file any Tax Return of, or on behalf of, the Company relating to a Pre-Closing Tax Period or extend the statute of limitations with respect to any Tax Returns of the Company relating to a Pre- Closing Tax Period, without the prior written consent of the other Party. If either Party believes it is required by law to so amend or extend, then such Party shall notify the other Party in writing, and provide said Party with information reasonably requested by said Party regarding such amendment or extension.

(c)       The Sellers will be entitled to any Tax refunds or credits in lieu thereof due to an overpayment of Tax of the Company that are received by the Buyer (or the Company) within three (3) years after the Closing Date, in connection with, or with respect to, a Pre- Closing Tax Period (including, without limitation, with respect to Taxes relating to the portion of a Straddle Period ending on the Closing Date, as determined in accordance with the same principles set forth in Section 6.04), except to the extent any such refund or overpayment arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. The Buyer shall pay (or cause the Company to pay) to the Sellers’ Representative (for the benefit of the Sellers) any such refund or the amount of any such overpayment that is actually received, net of any expenses, or any Taxes payable by Buyer or the Company, with respect to the receipt and disbursement of such amount, within fifteen (15) Business Days after the actual receipt of such refund or effectiveness of such credit; provided, however, that the Buyer shall not pay (or cause to be paid) to the Sellers’ Representative any such refund or credit to the extent such amount was previously taken into as an adjustment to the Purchase Price pursuant to this Agreement.

(d)       Notwithstanding  any  provision  of  this  Agreement  to  the  contrary,  all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transaction Documents (including any real property transfer tax and any other similar Tax), and the cost of preparation and filing of all Tax Returns or other filings required with respect to the same, shall be borne and paid one-half by Sellers and one-half by Buyer when due. The Parties shall cooperate in timely preparing and filing any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.02   Termination of Existing Tax Sharing Agreements. Any and all existing tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date none of the Company, Sellers nor any of Sellers’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03    Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Sellers shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach by Sellers of, or violation by Sellers of, or failure by Sellers to fully perform, any covenant, agreement, undertaking or obligation of Sellers set forth in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (“Pre- Closing Taxes”); (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Sellers pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)       in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)       in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05    Section 338(h)(10) Election.

(a)       The Company and Sellers shall join with Buyer in making a timely election under Section 338(h)(10) of the Code (and any corresponding election under state, local, and foreign Law) with respect to the purchase and sale of the Shares of the Company hereunder (collectively, a “Section 338(h)(10) Election”) and the Buyer and Sellers shall cooperate in the completion and timely filing of such election statements in accordance with the provisions of Treasury Regulation  Section 1.338(h)(10)-1 (or any comparable provisions of state or local Tax law), or any successor provision (collectively, the “Section 338(h)(10) Election Forms”). Except as set forth in Section 6.01(d), Sellers (or the Company, at the Sellers’ expense and with the cooperation of the Buyer), shall pay any Taxes attributable to the making of the Section 338(h)(10) Election.

(b)        All Tax Returns will be prepared and filed consistently with the Section 338(h)(10) Election Forms, and the Sellers and the Buyer will report the acquisition by the Buyer of the Shares pursuant to this Agreement consistent with the making of the Section 338(h)(10) Election, and the Parties agree to not take a position contrary thereto or inconsistent therewith in any Tax Return, any discussion with or Action before any Governmental Authority, or otherwise for Tax purposes, unless required to do so pursuant to a final “determination” within the meaning of Section 1313 of the Code (or any similar provision of applicable state, local or foreign Law).

(c)       Sellers and Buyer agree that the Purchase Price and the Liabilities of the Company (plus other relevant items) shall be allocated among the assets of the Company for all purposes (including tax and financial accounting) in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder (including Treasury Regulations Sections 1.338-6 and 1.338-7), consistent with the principles set forth on the allocation schedule (the “Allocation Schedule”), and as set forth on Section 6.05(c) of the Disclosure Schedules.   The Buyer shall deliver to the Sellers’ Representative a proposed Allocation Schedule no later than 30 days after the Closing Working Capital and Working Capital Adjustment are finalized pursuant to Section 2.04.   The Sellers’ Representative shall, within 30 days after the delivery of such proposed Allocation Schedule, notify the Buyer in writing of any objection to such proposed Allocation Schedule (with any failure to so object within such 30-day period deemed acceptance). If Sellers’ Representative notifies Buyer in writing that Sellers’ Representative objects to one or more items reflected in the Allocation Schedule, Sellers’ Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers’ Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days following Sellers’ Representative’s delivery of a written objection to such proposed Allocation Schedule, such dispute shall be resolved by the Independent Expert in accordance with Section 2.4, mutatis mutandis, and which resolution shall be binding on all parties. The Parties will file all Tax Returns in a manner consistent with the Allocation Schedule (as finally determined under this Section 6.05, unless otherwise required pursuant to applicable Law.   Any subsequent adjustments to the Purchase Price for income Tax purposes shall be reflected in amendments to the Allocation Schedule and the Parties shall revise all books, records and filings for income Tax purposes (including IRS Forms 8883, making appropriate adjustments on such form to report the results of the Section 338(h)(10) Election) in a manner consistent with the revised Allocation Schedule.

Section 6.06   Tax Contests. Buyer agrees to give written notice to Sellers of the receipt of any written notice by the Company, Buyer or any of Buyer's Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this ARTICLE VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer's right to indemnification hereunder except to the extent any Seller has been actually prejudiced as a result of such failure or delay. After the Closing, upon the Sellers’ Representative delivery of notice to the Buyer within 30 days of the Sellers’ Representative’s receipt of written notice of such Tax Claim, the Sellers’ Representative shall have the right (at its option and the Sellers’ sole cost and expense) to control such Tax Claim relating to a Pre-Closing Tax Period (other than a Straddle Period); provided, however, that (i) the controlling party shall keep the non-controlling party reasonably informed and consult in good faith with the non-controlling party with respect to any issue relating to such Tax Claim, (ii) the controlling party shall provide the non-controlling party with copies of all correspondence, notices and other written material received from any Governmental Authority with respect to such Tax Claim, (iii) the controlling party shall provide the non-controlling party with a copy of, and an opportunity to review and comment on, all submissions made to a Governmental Authority in connection with such Tax Claim and (iv) the controlling party may not agree to a settlement or compromise thereof without the prior written consent of the non-controlling party, which consent shall not be unreasonably withheld, conditioned or delayed. If (A) the Sellers’ Representative fails to notify the Buyer of its election to control such a Tax Claim within 30 days following receipt by the Sellers’ Representative of a notice of such Tax Claim or (B) such Tax Claim relates to a Straddle Period, the Buyer shall control such Tax Claim, subject to the foregoing proviso. In the event of a conflict between the provisions of this Section 6.06 and Section 8.05, the provisions of this Section 6.06 shall control.

Section 6.07   Cooperation and  Exchange of  Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to tax matters of the Company for any taxable period beginning before the Closing Date, Sellers or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08   Tax  Treatment  of  Indemnification  Payments. Any  indemnification payments pursuant to this ARTICLE VI shall be treated as an adjustment to the Purchase Price by the parties for tax purposes, unless otherwise required by Law.

Section 6.09    Payments to  Buyer. Any  amounts payable to Buyer pursuant to  this ARTICLE VI shall be satisfied: (i) first, from the Escrow Amount; and (ii) then, to the extent such amounts exceed the amount available to Buyer in the Escrow Amount, from Sellers; provided, however, any amounts payable to Buyer pursuant to Section 6.03 shall be satisfied (x) to the extent such amounts exceed the amount held in the Escrow Amount, by recovery under the R&W Insurance Policy; and (y) to the extent such amounts exceed the amount held in the Escrow Amount and are not covered by the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), by Sellers.

Section 6.10   Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 6.11    Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern.

ARTICLE VII

INTENTIONALLY OMITTED

ARTICLE VIII

INDEMNIFICATION

Section 8.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to ARTICLE VI) shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the representations and warranties in Section 3.01, Section 3.02, Section 3.03, Section 3.04, subparts (a), (b), and (d) of Section 3.05, Section 3.19, Section 3.24, Section 4.01, Section 4.02, Section 4.03, and Section 4.04 (collectively, the “Fundamental Representations”), and claims based upon Fraud shall survive Closing until the expiration of the applicable statute of limitations plus three (3) months (the expiration date of the survival period for a representation or warranty is referred to herein as the “Survival Date”). All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in ARTICLE VI which are subject to ARTICLE VI) shall survive the Closing indefinitely or for the period explicitly specified therein. No Buyer Indemnitee or Seller Indemnitee shall be indemnified and held harmless under this ARTICLE VIII, and no Person shall have an obligation to indemnify or hold harmless another Person, for Losses resulting from a breach of any representation or warranty, unless the Sellers’ Representative, on behalf of the Sellers, or Buyer, as applicable, is given written notice from a Buyer Indemnitee or Seller Indemnitee asserting a claim on or before the Survival Date of the representation or warranty with respect to which the indemnification claim is based; provided, however, that any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the applicable Survival Date shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02   Indemnification By Sellers. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Sellers shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees by reason of:

(a)        any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to ARTICLE VI);

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in ARTICLE VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to ARTICLE VI); or

(c)        any Transaction Expenses or Indebtedness of the Company outstanding as of the Closing to the extent not paid by Buyer pursuant to Section 2.03(a)(i).

Section 8.03   Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, from and after Closing, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees by reason of:

(a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or

(b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than ARTICLE VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to ARTICLE VI).

Section 8.04  Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)        Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses sustained by Buyer Indemnitees by reason of inaccuracies in, or breaches of, the representations or warranties made by Sellers in this Agreement, or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, exceeds $491,250.00 (the “Basket”), in which event Sellers shall be required to indemnify Buyer Indemnitees for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers (cumulatively) shall be liable pursuant to Section 8.02(a) shall not exceed $491,250.00 (the “Cap”).

(b)        Buyer shall not be liable to the Sellers Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses sustained by Seller Indemnitees by reason of inaccuracies in, or breaches of, the representations or warranties made by Buyer in this Agreement, or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, exceeds the Basket, in which event Buyer shall be required to indemnify Seller Indemnitees for all such Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)       Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not (i) apply to Losses resulting from any inaccuracy in or breach of any Fundamental Representation; (ii) affect or otherwise limit any claim Buyer may have under the R&W Insurance Policy, or (iii) apply to the payment of the Working Capital Adjustment pursuant to Section 2.04.

(d)       For purposes of this ARTICLE VIII, (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Loss with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to  such  representation  or  warranty,  except  for  the  references  in  Sections  3.08(a), 3.09(a)(xiii), and 3.11.

(e)       Notwithstanding anything to the contrary in this ARTICLE VIII, in the event a party perpetrates a Fraud on the other party in connection with this Agreement or the transactions contemplated hereby, the Party who suffers Losses by reason thereof shall be entitled to seek recovery therefor against the person(s) who perpetrated such Fraud without regard to any limitation set forth in this Agreement (whether a temporal limitation, the Basket, Cap, or otherwise) and such Losses shall not count toward satisfaction of the Basket or Cap;

(f)       No Seller shall be liable under this Agreement (including this ARTICLE VIII) with respect to any Losses which are taken into account in the determination of Closing Working Capital or the Working Capital Adjustment;

(g)        The amount of any Losses which are indemnifiable or payable under this ARTICLE VIII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party in respect of such Losses under applicable insurance policies or from any other third party alleged to be responsible therefor, including, without limitation, the Title Policy. If the Indemnified Party recovers any amounts under applicable insurance policies, or from any other third party alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then the Indemnified Party receiving such payment shall promptly reimburse the Indemnifying Party for any portion of such indemnification payment which would not have been payable pursuant to the operation of the immediately preceding sentence had such payment been made after the Indemnified Party had recovered such other amount, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount (including any deductible amounts, attorney’s fees and any increased insurance premiums). If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party would reasonably have been expected to have been able to recover all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment;

(h)      No Indemnifying Party shall be liable under this ARTICLE VIII for Losses that are for special or consequential damages, or damages based on a multiple, or for Losses which are exemplary or, except for instances of Fraud, punitive damages, unless such damages are payable to a third party;

(i)        No Indemnifying Party shall be liable under this ARTICLE VIII for Losses arising from breaches of any representation or warranty pertaining to the title of any owned Real Property, including, without limitation, the representations and warranties set forth in Section 3.10, unless and until Buyer Indemnitees have pursued and exhausted all coverages, claims, rights, and protections set forth in the Title Policy;

(j)        No Indemnifying Party shall be liable under this ARTICLE VIII for Losses arising from breaches of any representation or warranty pertaining to inventory, accounts receivable, or any other Current Assets or Current Liabilities taken into account for purposes of determining Closing Working Capital, including, without limitation, the representations and warranties set forth in Sections 3.13 and 3.14, unless the amount of the resulting Losses would have caused a Working Capital Adjustment to occur (if such Losses had been known at the time when Closing Working Capital was determined), or, if a Working Capital Adjustment does occur, would have resulted in a different Working Capital Adjustment (if such Losses had been known at the time when Closing Working Capital was determined) (any such Losses, which, if known at the time when Closing Working Capital was determined, would have caused a Working Capital Adjustment to occur, or, if a Working Capital Adjustment does occur, would have resulted in a different Working Capital Adjustment, being referred to herein as “Losses in Excess of Collar”). In the event that Losses in Excess of Collar result from breaches of any representation or warranty pertaining to inventory, accounts receivable, or any other Current Assets or Current Liabilities taken into account for purposes of determining Closing Working Capital (including, without limitation, the representations and warranties set forth in Sections 3.13 and 3.14), the Indemnifying Parties shall only be liable under this ARTICLE VIII for such Losses in Excess of Collar, and shall not be liable for any other such resulting Losses. The terms of this Section shall not affect any other limitation set forth in this Section 8.04. For purposes of clarity, and by way of example, if a Closing Working Capital Deficit exists of $1,000,000 (resulting in no Working Capital Adjustment), and Losses resulting from breaches of a representation or warranty pertaining to inventory, accounts receivable, or any other Current Assets or Current Liabilities taken into account for purposes of determining Closing Working Capital are (i) $500,000, no such Losses would be subject to indemnification hereunder, or (ii) $1,500,000, the Losses in Excess of Collar ($500,000) would be subject to indemnification hereunder. Furthermore, if a Closing Working Capital Surplus exists of $2,500,000 (resulting in a Working Capital Adjustment of $500,000), and Losses resulting from breaches of a representation or warranty pertaining to inventory, accounts receivable, or any other Current Assets or Current Liabilities taken into account for purposes of determining Closing Working Capital are (i) $300,000, the Losses in Excess  of  Collar  ($300,000)  would  be  subject  to  indemnification hereunder, or  (ii) $1,500,000, the Losses in Excess of Collar ($500,000) would be subject to indemnification hereunder; and

(k)       No Indemnifying Party shall be liable under this ARTICLE VIII for Losses arising from breaches of any representation or warranty pertaining to environmental matters, including, without limitation, the representations and warranties set forth in Sections 3.19, if and to the extent the resulting Losses relate to, result from, or arise out of any matter disclosed in Sections 3.19(b), (e), (f), or (h) of the Disclosure Schedules (the parties acknowledging that Buyer has conducted extensive due diligence relating to the owned Real Property, including, without limitation, conducting the Phase I and Phase II, and that Sellers shall have no liability or indemnification obligations hereunder for Losses relating to, resulting from, or arising out of matters disclosed in the Phase I and/or Phase II).

(l)        No Indemnifying Party shall be liable under this ARTICLE VIII for Losses arising from the Company’s or Sellers’ failure to obtain consent from, or failure to notify, the State of Kansas (and its related agencies) or InTrust Bank, with respect to the Closing and/or the transactions contemplated hereby.

Section 8.05  Indemnification  Procedures. The  party  making  a  claim  under  this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”.

(a)       If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim if (w) the Third-Party Claim is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (x) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party, (y) the assumption of defense of the Third-Party Claim by the Indemnifying Party is reasonably likely to cause a Buyer Indemnitee to lose coverage under the R&W Insurance Policy, or (z) a Buyer Indemnitee or the insurer is required to assume the defense of such Third-Party Claim pursuant to the R&W Insurance Policy. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party assumes the defense of a Third-Party Claim and the Indemnified Party chooses to participate in the defense of such claim, the fees and disbursements of the Indemnified Party’s counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)       Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)       Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)       Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

(e)        Notwithstanding any other provision of this Agreement, prior to making a claim for indemnification against Sellers with respect to Losses arising from breaches of any representation or warranty pertaining to the title of any owned Real Property, including, without limitation, the representations and warranties set forth in Section 3.10, the Buyer Indemnitees must first pursue and exhaust all coverages, claims, rights, and protections set forth in the Title Policy.

Section 8.06    Payments; Escrow Fund; R&W Insurance Policy.

(a)      Subject to Sections 8.06(b) and Section 8.06(c), once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VIII (“Determined Losses”), the Indemnifying Party shall satisfy its obligations within thirty (30) days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such thirty (30) day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to LIBOR Interest Rate. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

(b)        Any Determined Losses payable to a Buyer Indemnitee pursuant to Section 8.02(a), but subject to Section 8.04, and Section 6.03 shall be satisfied: (i) first, from the Escrow Amount; (ii) then, to the extent such Determined Losses exceed the amount held in the Escrow Amount, by recovery under the R&W Insurance Policy; and (iii) then, to the extent such Determined Losses exceed the amount held in the Escrow Amount and are not recoverable under the R&W Insurance Policy for any reason (including the coverage limit being exceeded and coverage being denied), by the Sellers.

(c)        Any Determined Losses payable to a Buyer Indemnitee pursuant to Section 8.02(b) and Section 8.02(c) shall be satisfied: (i) first, from the Escrow Amount; and (ii) then, to the extent such Determined Losses exceed the Escrow Amount, from the Sellers.

(d)       For purposes of clarity, the parties acknowledge and agree that nothing in this Section shall change or modify the provisions set forth in Section 8.04, including, without limitation, the limitations on Sellers’ indemnification obligations (under Section 8.02(a), and otherwise) set forth therein.

(e)       Within three Business Days following the three-year anniversary of the Effective Date, Sellers’ Representative and Buyer shall deliver to Escrow Agent a joint written instruction, executed by each, directing the Escrow Agent to distribute to Sellers’ Representative the balance of the Escrow Amount.

Section 8.07   Tax  Treatment  of  Indemnification  Payments. All  indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

Section 8.08    Intentionally Omitted.

Section 8.09    Exclusive Remedies. Subject to Section 2.04, Section 5.07 and Section 10.11, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or criminal activity on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in ARTICLE VI and this ARTICLE VIII. Nothing in this Section 8.09 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's Fraud or criminal misconduct. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article VIII), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers:	Shannon Group
c/o David Shannon
1223 N. Rock Rd.
Suite I-200
Wichita, KS 67206
E-mail: david@shannongrp.com

with a copy to:	Katz Teller
Attn: Matthew J. Miller, Esq.
255 E 5th St #2400
Cincinnati, OH
E-mail: mmiller@katzteller.com

If to Buyer:	OS Holdings, Inc.
Attn: Richard A. Manson
22901 Millcreek Blvd., Suite 650
Highland Hills, OH 44122
Email: rmanson@olysteel.com

with a copy to:	Brennan, Manna & Diamond, LLC
Attn: Matthew A. Heinle, Esq.
75 E. Market Street
Akron, Ohio 44308
Email: maheinle@bmdllc.com

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules, Disclosure Schedules mean the Articles and Sections of, and Disclosure Schedules and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. The Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of the Transaction Documents, the Schedules and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08  No Third-Party Beneficiaries. Except as provided in Section 6.03 and ARTICLE VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)        ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN  INDUCED  TO  ENTER  INTO  THIS  AGREEMENT  BY,  AMONG  OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Counterparts. This  Agreement may  be  executed in  multiple separate counterparts, each of which shall be deemed to be an original, and all such separate counterparts shall constitute but one instrument. Signatures of the parties transmitted by facsimile, portable document format (“.pdf”) or other electronic means complying with the U.S. federal ESIGN Act of 2000, as amended from time to time (e.g., www.docusign.com), shall be deemed to be their original signatures for all legal and other purposes.

Section 10.13 Disclosure Schedules; Disclosure Generally. The Disclosure Schedules and Schedules attached to this Agreement form an integral part of this Agreement for all purposes of it. All references herein to this Agreement shall include the Schedules and Disclosure Schedules attached to this Agreement. Any exception or qualification set forth in the Disclosure Schedules with respect to a particular representation, warranty, or covenant contained herein shall be deemed to be an exception or qualification with respect to all other applicable representations, warranties, and covenants contained in this Agreement to the extent the applicability of such exception or qualification to any other applicable representation, warranty, or covenant would be reasonably apparent on the face of the disclosure to a Person reviewing the Disclosure Schedules (without investigation or reference to underlying documentation), regardless of whether an explicit reference to such other representation, warranty or covenant is made. Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement except to the extent of the information provided in the applicable schedule. Inclusion of any item in the Disclosure Schedules does not constitute a determination by the representing party that such item is material and shall not be deemed to establish a standard of materiality. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any Contract, Law or any potential adverse contingency shall be construed as an admission or indication that any such breach or violation exists or has actually occurred or that such adverse contingency will actually occur.

Section 10.14 Provision Regarding Legal Representation. The parties hereby agree that, in the event that a disagreement arises after the Closing between Buyer and/or the Company, on the one hand, and the Sellers or Sellers’ Representative, on the other hand, Katz Teller may represent the Sellers and/or Sellers’ Representative in such disagreement even though the interests of the Sellers or Sellers’ Representative may be directly adverse to Buyer or the Company, or any of their Affiliates, and even though Katz Teller may have represented the Company or its Affiliates in a matter substantially related to such dispute; provided, however, if such disagreement leads to litigation or arbitration, Katz Teller may only represent Sellers and/or Sellers’ Representatives in such litigation or arbitration if Katz Teller provides a written legal opinion to Buyer from independent legal counsel that such representation is a waivable conflict and permitted under the rules of professional conduct applicable to such attorney conduct in the jurisdiction in which such litigation or arbitration controls. Buyer further agrees that, as to all communications among Katz Teller, the Company, the Sellers, Sellers’ Representative, and/or their Affiliates, to the extent related to the Transaction prior to the Closing and protected by the attorney-client privilege, such attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer, the Company, or any of their Affiliates, unless waived by one or more Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Company, or any of their Affiliates and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Katz Teller to such third party; provided, however, that the Company and its Affiliates may waive such privilege with the prior written consent of one or more Seller.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

COMPANY:

METAL-FAB INC.

By:	/s/ Kenneth F. Shannon
Name:	Kenneth F. Shannon
Title:	Chairman

SELLERS:

2009 JANET A. SHANNON
IRREVOCABLE TRUST, U/A/D
DECEMBER 31, 2009

By:	/s/ Dan C. Peare
Dan C. Peare, Co-Trustee

By:	/s/ Charles Q. Chandler
Charles Q. Chandler, IV, Co-Trustee

By:	/s/ David Shannon
David Shannon, Co-Trustee

2007 KENNETH F. SHANNON
IRREVOCABLE TRUST, U/A/D
NOVEMBER 8, 2007

By:	/s/ Dan C. Peare
Dan C. Peare, Co-Trustee

By:	/s/ Charles Q. Chandler
Charles Q. Chandler, IV, Co-Trustee

By:	/s/ David Shannon
David Shannon, Co-Trustee

SELLERS’ REPRESENTATIVE

/s/ David Shannon
David Shannon

BUYER:

OS HOLDINGS. INC.

By:	/s/ Richard A. Manson
Name:	Richard A. Manson
Title:	Chief Financial Officer

SCHEDULE A

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Ohio are authorized or required by Law to be closed for business.

“Cash” means all unrestricted cash and cash equivalents, funds in time deposits and demand deposits or similar accounts of the Company, determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Indebtedness Certificate” means a certificate executed by the Vice Chairman and Secretary of the Company certifying an itemized list of all outstanding Indebtedness of the Company as the Effective Time and the Person to whom such outstanding Indebtedness is owed and an aggregate total of such outstanding Indebtedness.

“Closing Transaction Expenses Certificate” means a certificate executed by the Vice Chairman and Secretary of the Company, certifying the amount of Transaction Expenses remaining unpaid as of the Effective Time (including an itemized list of each such unpaid Transaction Expense with a description of the nature of such expense and the Person to whom such expense is owed).

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts, whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred tax assets, and (c) receivables from any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, in each case determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Schedule B.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company's Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Company, in each case determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of Schedule B.

“Current Policies” means the Company’s existing policies of directors’, managers’, officers’, employer practices liability, and fiduciary liability insurance.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars” or “$” means the lawful currency of the United States.

“Encumbrance” means any charge, claim, community property interest, pledge, condition affecting use or title (excluding conditions related or pertaining to physical condition), equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Company as of: (i) the date of this Agreement; and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Professional” means an individual licensed by a Governmental Authority to act on behalf of such Governmental Authority to oversee environmental site investigation and remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Computershare Trust Company, N.A.

“Escrow Agreement” means the Escrow Agreement being entered into by Buyer, Sellers’ Representative, and Escrow Agent at the Closing.

“Estimated Closing Cash” means $200,000.

“Fraud” means an actual and intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in this Agreement, provided that such misrepresentation shall only be deemed to exist if any of the individuals included in the definition of “Seller’s Knowledge” had actual knowledge, or should have had actual knowledge, given their role and involvement in the Company’s operations, and such representations and warranties made by the Sellers were actually breached when made with the express intention that the other party relies thereon to its detriment.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls and per- and poly- fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money or in respect of loans or advances; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures, checks or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (g) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in- part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (i) rights of publicity; and (j) all other intellectual or industrial property and proprietary rights.

“Katz Teller” means Katz, Teller, Brant & Hild, an Ohio legal professional association.

“Knowledge of Seller” or “Seller's Knowledge” or each “Seller’s Knowledge” or any other similar knowledge qualification, means the  actual knowledge of  each Seller, Seller’s Representative, Mark Ohm, Jim Coffey, Shaun Ray, and Mat Mount, or the knowledge that each of the aforementioned Persons should have had given their roles and involvement with the Company’s operations.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” or “Liabilities” means any liabilities, obligations, or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“LIBOR Interest Rate” means the rate per annum which is equal to the London Interbank Offered Rate reported from time to time by Reuters Screen LIBOR01 Page, at which foreign branches of major United States banks offer United States dollar deposits to other banks for a one- month period in the London interbank market at approximately 11:00 a.m., London time, on the first calendar day of the applicable month, or if such day is not a Eurodollar Business Day, the first succeeding Eurodollar Business Day. If such interest rate shall cease to be available from Reuters Screen LIBOR01 Page or shall cease to be available for any other reason, then “LIBOR Interest Rate” shall mean any interest rate index comparable to LIBOR which is mutually selected by the Parties negotiated in good faith. If two or more such rates appear on Reuters Screen LIBOR01 Page or other applicable sources, the rate in respect of such interest period will be the arithmetic mean of such offered rates, absent manifest error. All percentages resulting from any calculations or determinations referred to in this definition will be calculated to three (3) decimal places (and rounded upwards, if necessary, to the nearest three (3) decimal places).

“Licensed Intellectual Property” means all Intellectual Property in which the Company holds any rights or interests granted by other Persons, including Sellers or any of their Affiliates.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party, or special or consequential damages, or damages based on a multiple.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, pandemics (COVID-19, or otherwise), or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phase I” means the Phase I Environmental Site Assessment(s) prepared by ESE Partners, LLC, dated November 15, 2022.

“Phase II” means the Phase II Environmental Site Assessment prepared by ESE Partners, LLC, dated December 14, 2022.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“R&W Insurance Policy” means the buyer-side representation and warranty insurance policy to be issued by Ethos Specialty Insurance Services LLC to Buyer on terms and conditions reasonably satisfactory to Buyer and Sellers’ Representative.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Target Working Capital” means $22,490,633.

“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Title Commitment” means that certain Title Commitment attached hereto as Schedule C.

“Title Policy” means that certain Owner’s Title Insurance Policy, a proforma of which is attached hereto as Schedule D.

“Transaction Documents” means this Agreement and any other agreements and documents required to be delivered in accordance with this transaction.

“Transaction Expenses” means all fees and expenses incurred by the Company or Sellers at or prior to the Closing in connection with the preparation, negotiation and execution of the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby, including without limitation any stay bonus, change of control or transaction bonus, severance pay or other similar amount payable to any employee of the Company as a result of the transactions contemplated hereby (including payments in relation to the Company’s deferred compensation plan, which is being terminated in connection with Closing) and any fees of counsel, accountants, investment bankers and other professional advisors, to the extent not satisfied prior to the Closing Date.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital” means the amount calculated as follows: (a) the Current Assets of the Company of the types identified on Schedule B, less (b) the Current Liabilities of the Company of the types identified on Schedule B, plus or minus (as applicable, and without duplication) (c) those certain adjustments identified on Schedule B, in each case determined in accordance with the principles and methodologies used to derive Schedule B, and in a manner consistent with that used by the Company in preparing its historical financial statements. For purposes of clarity, the parties acknowledge and agree that Working Capital shall, for all purposes of this Agreement, be calculated consistently with the terms and methodology set  forth  on  Schedule B (e.g., the Company’s Working Capital as of December 31, 2021 was $18,336,000, and the Company’s Working Capital as of June 30, 2022 was $23,772,000).

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